Parkway Properties, Inc.	FOR FURTHER INFORMATION:
188 E. Capitol Street, Suite 1000	Steven G. Rogers
Jackson, MS 39201-2136	President & Chief Executive Officer
www.pky.com	Mandy M. Pope
(601) 948-4091	Chief Financial Officer

PARKWAY PROPERTIES, INC. REPORTS 2007 FOURTH QUARTER RESULTS

JACKSON, MISSISSIPPI - February 4, 2008 - Parkway Properties, Inc. (NYSE:PKY) today announced results for its fourth quarter ended December 31, 2007.

Consolidated Financial Results

•
Funds from operations ("FFO") available to common shareholders totaled $16.5 million ($1.08 per diluted share) for the three months ended December 31, 2007 compared to $15.5 million ($1.03 per diluted share) for the three months ended December 31, 2006. FFO totaled $62.5 million ($4.00 per diluted share) for the year ended December 31, 2007 compared to $60.0 million ($4.10 per diluted share) for the year ended December 31, 2006.

The following items contributed to FFO
(in thousands, except percentages)	4Q07	4Q06	2007	2006
Lease termination fees*	$796	$29	$1,412	$617
Straight line rent*	1,066	1,262	2,297	4,656
Amortization of above market rent*	(257)	(407)	(1,269)	(1,467)
Gain (loss) on land and securities	-	-	47	(119)
Prepayment expense on extinguishment of debt	-	-	(370)	(325)
Incentive and management fees earned on Viad	-	-	27	4,218
Average occupancy	92.3%	91.3%	91.6%	90.2%

*These items include 100% of amounts from wholly-owned assets plus Parkway’s allocable share of these items recognized from the assets held in consolidated joint ventures.

•
Funds available for distribution (“FAD”) totaled $10.1 million for the three months ended December 31, 2007 compared to $7.5 million for the three months ended December 31, 2006. FAD totaled $42.4 million for the year ended December 31, 2007 compared to $28.9 million for the year ended December 31, 2006.

•
Net loss available to common shareholders for the three months ended December 31, 2007 was $282,000 ($0.02 per diluted share) compared to net income available to common shareholders of $5.4 million ($0.36 per diluted share) for the three months ended December 31, 2006. Net income available to common shareholders for the year ended December 31, 2007 was $14.9 million ($.95 per diluted share) compared to $19.1 million ($1.32 per diluted share) for the year ended December 31, 2006. Net gains on the sale of real estate and other assets of $20.3 million and $22.7 million were included in net income available to common shareholders for the year ended December 31, 2007 and 2006, respectively.

Asset Recycling

•
On January 18, 2008, the discretionary fund with Ohio PERS (the “Fund”), of which Parkway owns 25%, purchased Gateway Center, a 228,000 square foot office property in the central business district of Orlando, Florida for a purchase price of $55.0 million. The Property consists of ten floors of office space above a six-story, 817-space structured parking facility, as well as an adjacent 98-space surface parking area. The Fund expects to spend an additional $2.8 million for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership.

•
On January 31, 2008, the Company purchased Desert Ridge, a 293,000 square foot office project in Phoenix, Arizona for a purchase price of $81.6 million on behalf of the Fund. The project consists of two four-story Class A office buildings totaling 275,000 square feet, a free-standing retail building totaling 18,000 square feet, an adjacent 765-space structured parking facility and a 596 space surface parking lot. An additional $2.25 million is expected to be spent for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership. Due to the Fund’s $80 million limit on a single investment, Parkway’s effective ownership interest in this asset is 26.5%.

•
The Company has contracted to purchase on behalf of the Fund, and currently has earnest money at risk, a $100 million office property that is scheduled to close February 18, 2008. After this purchase, the Fund’s $500 million in investments will be complete, ahead of schedule.

Operations and Leasing

•
Parkway’s customer retention rate for the quarter ending December 31, 2007 was 77.2% compared to 69.8% for the quarter ending September 30, 2007 and 76.0% for the quarter ending December 31, 2006. Customer retention for the year ended December 31, 2007 and 2006 was 72.0% and 73.0%, respectively.

•
As of January 1, 2008, occupancy of the office portfolio was 92.0% compared to 92.3% as of October 1, 2007 and 90.8% as of January 1, 2007. Not included in the January 1, 2008 occupancy rate are 14 signed leases totaling 76,000 square feet, which commence in the first and second quarters of 2008. Including these leases, the portfolio was 92.6% leased as of January 16, 2008. Average occupancy for the fourth quarter of 2007 was 92.3% compared to average occupancy for the fourth quarter of 2006 of 91.3%.

•
During the quarter ended December 31, 2007, 77 leases were renewed or expanded on 644,000 rentable square feet at an average rental rate increase of 2.9% on a cash basis and a cost of $2.62 per square foot per year of the lease term in committed tenant improvements and leasing commissions (“leasing costs”). During the year ended December 31, 2007, leases were renewed or expanded on 1.8 million rentable square feet at an average cost of $2.60 per square foot per year of the lease term in committed leasing costs.

•
During the quarter, 29 new leases were signed on 87,000 rentable square feet at a cost of $5.09 per square foot per year of the lease term in committed leasing costs. New leases were signed during the year ended December 31, 2007 on 484,000 rentable square feet at an average cost of $4.21 per square foot per year of the lease term in committed leasing costs.

•
Same store assets produced an increase in net operating income (“NOI”) of $337,000 or 1.2% for the quarter ended December 31, 2007 compared to the same period of the prior year on a GAAP basis. Same store NOI increased $460,000 or 1.7% for the three months ended December 31, 2007 compared to the same period of the prior year on a cash basis. The increase in same store NOI is primarily attributable to an increase in same store average occupancy from 91.4% during the fourth quarter of 2006 to 92.0% during the fourth quarter of 2007. Additionally, same store rental rates increased 2.7% during the same period. Same store NOI for the year ended December 31, 2007 increased $4.3 million or 4.3% compared to the same period of 2006 on a GAAP basis and $6.7 million or 6.9% on a cash basis.

Capital Markets and Financing

•
The Company's previously announced cash dividend of $0.65 per share for the quarter ended December 31, 2007 represents a payout of approximately 60.1% of FFO per diluted share. The fourth quarter dividend was paid on December 26, 2007 and equates to an annualized dividend of $2.60 per share, a yield of 7.2% on the closing stock price on February 1, 2008 of $36.05. This dividend is the 85th consecutive quarterly distribution to Parkway’s shareholders of common stock.

•
As of December 31, 2007, the Company’s debt-to-total market capitalization ratio was 56.8% based on a stock price of $36.98 compared to 51.8% as of September 30, 2007 based on a stock price of $44.14 and 47.9% as of December 31, 2006 based on a stock price of $51.01. The Company’s modified fixed charge coverage ratio has remained stable. The ratio was 2.25 times as of December 31, 2007 compared to 2.26 times as of December 31, 2006.

•
On August 3, 2007, the Company announced that its Board of Directors had authorized the repurchase of up to 1.7 million shares of outstanding common stock through July 30, 2008. As of December 31, 2007, the Company had purchased 688,000 shares for $29.1 million, which equates to an average price of $42.36 per share.

•
On November 7, 2007, the Company purchased the B participation piece (the “B piece”) of a first mortgage secured by an 844,000 square foot office building in Dallas, Texas known as 2100 Ross for $6.9 million. The B piece was originated by Wachovia Bank, N.A. and has a face value of $10 million and a stated coupon rate of 6.065%. Upon maturity in May 2012, the Company will receive a principal payment of $10 million, which produces a yield to maturity of 15.6%.

•
On December 3, 2007, the Company entered into an interest rate swap agreement with JP Morgan. The interest rate swap is for a $50 million notional amount and fixes the 30-day LIBOR interest rate at 4.38%, which equates to a total interest rate of 5.68%, for the period December 31, 2007 through June 30, 2008. The swap agreement serves as a hedge of the variable interest rates on a portion of the borrowings under the Company’s $296 million line of credit.

•
On December 13, 2007, the Company exercised $96 million of the $110 million accordion feature of its existing unsecured bank credit facility. The Company’s credit facility increased from $200 million to $296 million and is comprised of a $60 million term loan maturing April 2011 and a $236 million revolving loan maturing in April 2010 which includes rights to a one-year extension with the same terms through April 2011. The interest rate on the credit facility is currently LIBOR plus 130 basis points.

•
On December 28, 2007, the Company completed the financing facility of The Pinnacle at Jackson Place for a total of $37.6 million.   The facility consists of two mortgages, proceeds of which will be used to complete the construction and long-term financing of the building.  One of the mortgages is being funded under the Federal New Markets Tax Credit (“NMTC”) program, which provides funding for development in certain geographic areas. The NMTC mortgage consists of a $23.5 million senior loan and a $6 million subordinate loan, both having a stated maturity of December 2047.  Additionally, the facility consists of an $8.1 million direct loan with the primary arranger of the facility with a stated maturity of December 2047.

•
In connection with the January 18, 2008 purchase of Gateway Center, the Fund placed a $33.0 million non-recourse first mortgage with a fixed interest rate of 5.92%, an initial thirty-six month interest only period, and a maturity date of January 2016. Parkway’s initial equity contribution of $5.5 million was provided by advances under the Company’s existing lines of credit.

•
In connection with the January 31, 2008 purchase of Desert Ridge, a $49.2 million non-recourse first mortgage was secured with a fixed interest rate of 5.77%, an initial thirty-six month interest only period, and a maturity date of January 2016. Parkway’s initial equity contribution of $8.6 million was provided by advances under the Company’s existing lines of credit.

•
In connection with the scheduled first quarter $100 million purchase described above, the Company has a commitment for first mortgage financing of approximately 60% of the purchase price on this investment which is expected to close simultaneously with the purchase on February 18, 2008. This mortgage is locked at a 5.53% fixed interest rate with various terms that will be disclosed upon closing.

Outlook for 2008

The Company is forecasting FFO per diluted share of $4.00 to $4.20 for 2008.
The reconciliation of forecasted EPS to forecasted FFO per diluted share is as follows:

Guidance for 2008	Range
Fully diluted EPS	$0.00 - $0.10
Plus: Real estate depreciation and amortization	$4.75 - $4.87
Plus: Depreciation on unconsolidated joint ventures	$0.03 - $0.04
Less: Minority interest depreciation and amortization	($0.78 - $0.81)

Fully diluted FFO per share	$4.00 - $4.20

Earnings guidance is based on the assumptions discussed in the November 27, 2007 earnings outlook press release.

Steven G. Rogers, President and Chief Executive Officer stated, “We finished 2007 and the fourth quarter with solid operating results across a wide spectrum of metrics, as evidenced by same store cash NOI growth of 6.9% for the year. We are delighted that the purchase scheduled for February 18, 2007 will complete the Fund’s $500 million investment ahead of schedule. We are pleased with the high-quality, well-diversified portfolio that we have assembled on behalf of our Fund partner, Ohio PERS, and our shareholders. We have begun marketing efforts for our second Fund and have already seen considerable interest for a similar type offering. Completion of the Fund investments and solid operating performance in 2007 puts us in a strong position as we start 2008, the last year of our GEAR UP Plan.”

GEAR UP

On January 1, 2006, the Company initiated a new operating plan that will be referred to as the “GEAR UP” Plan. At the heart of the GEAR UP Plan are Great People transforming Parkway through Equity Opportunities and Asset Recycling from an owner-operator to an operator-owner. Our long-standing commitment to Retain our Customers and provide an Uncompromising Focus on Operations remains steadfast. We believe that by accomplishing these goals we can deliver excellent Performance to our shareholders. Performance for the GEAR UP Plan will be measured as the sum of adjusted funds available for distribution, as defined by the Company, cumulative over the three years of the plan. The goal for cumulative adjusted funds available for distribution is $7.18 per diluted share.
Additional Information

The Company will conduct a conference call to discuss the results of its fourth quarter operations on Tuesday, February 5, 2008, at 11:00 a.m. Eastern Time. The number for the conference call is 888-254-3595. A taped replay of the call can be accessed 24 hours a day through February 15, 2008, by dialing 888-203-1112 and using the pass code of 2879540. An audio replay will be archived and indexed in the investor relations section of the Company’s website at www.pky.com. A copy of the Company's 2007 fourth quarter supplemental financial and property information package is available by accessing the Company's website, emailing your request to rjordan@pky.com or calling Rita Jordan at 601-948-4091. Please participate in the visual portion of the conference call by accessing the Company's website and clicking on the "4Q Call" icon. By clicking on topics in the left margin, you can follow visual representations of the presentation.

Additional information on Parkway Properties, Inc., including an archive of corporate press releases and conference calls, is available on the Company's website. The Company's fourth quarter 2007 Supplemental Operating and Financial Data, which includes a reconciliation of Non-GAAP financial measures, is available on the Company's website.

About Parkway Properties

Parkway Properties, Inc., a member of the S&P Small Cap 600 Index, is a self-administered real estate investment trust specializing in the operation, leasing, acquisition, and ownership of office properties. The Company is geographically focused on the Southeastern and Southwestern United States and Chicago. Parkway owns or has an interest in 68 office properties located in 11 states with an aggregate of approximately 13.5 million square feet of leasable space as of February 4, 2008. Included in the portfolio are 20 properties totaling 3.2 million square feet that are owned jointly with other investors, representing 24% of the portfolio. Under the Company’s GEAR UP Plan, which started January 1, 2006 and ends December 31, 2008, it is the Company’s strategy to transform from an owner-operator to an operator-owner. The strategy highlights the Company’s strength in providing excellent service in the operation of office properties in addition to its direct ownership of real estate assets. Fee-based real estate services are offered through the Company’s wholly owned subsidiary, Parkway Realty Services, which also manages and/or leases approximately 1.8 million square feet for third party owners as of February 4, 2008.

Certain statements in this release that are not in the present or past tense or discuss the Company's expectations (including the use of the words anticipate, forecast or project) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current belief as to the outcome and timing of future events. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the demand for and market acceptance of the Company's properties for rental purposes; the amount and growth of the Company's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where the Company owns properties; the risks associated with the ownership and development of real property; the failure to acquire or sell properties as and when anticipated; and other risks and uncertainties detailed from time to time on the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's results could differ materially from those expressed in the forward-looking statements. The Company does not undertake to update forward-looking statements.

PARKWAY PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31	December 31
	2007	2006
	(Unaudited)
Assets
Real estate related investments:
Office and parking properties	$1,552,982	$1,512,104
Office property development	13,411	-
Accumulated depreciation	(251,791)	(208,891)
	1,314,602	1,303,213

Land available for sale	1,467	1,467
Mortgage loan	7,001	-
Investment in unconsolidated joint ventures	11,236	11,179
	1,334,306	1,315,859

Rents receivable and other assets	119,457	110,213
Intangible assets, net	70,719	81,800
Cash and cash equivalents	11,312	4,474
	$1,535,794	$1,512,346

Liabilities
Notes payable to banks	$212,349	$152,312
Mortgage notes payable	714,501	696,012
Accounts payable and other liabilities	88,496	72,659
Subsidiary redeemable preferred membership interests	-	10,741
	1,015,346	931,724

Minority Interest
Minority Interest - unit holders	34	36
Minority Interest - real estate partnerships	80,506	90,280
	80,540	90,316

Stockholders' Equity
8.00% Series D Preferred stock, $.001 par value,
2,400,000 shares authorized, issued and outstanding	57,976	57,976
Common stock, $.001 par value, 67,600,000 shares authorized,
15,223,350 and 15,764,799 shares issued and outstanding
in 2007 and 2006, respectively	15	16
Common stock held in trust, at cost, 104,500 and 115,000
shares in 2007 and 2006, respectively	(3,540)	(3,894)
Additional paid-in capital	425,221	449,141
Accumulated other comprehensive income (loss)	(358)	828
Accumulated deficit	(39,406)	(13,761)
	439,908	490,306
	$1,535,794	$1,512,346

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	December 31
	2007	2006
	(Unaudited)

Revenues
Income from office and parking properties	$63,269	$57,547
Management company income	409	247
Total revenues	63,678	57,794

Expenses
Property operating expense	28,921	26,119
Depreciation and amortization	19,501	19,790
Operating expense for other real estate properties	1	1
Management company expenses	301	243
General and administrative	1,492	1,246
Total expenses	50,216	47,399

Operating income	13,462	10,395

Other income and expenses
Interest and other income	220	6
Equity in earnings of unconsolidated joint ventures	226	227
Gain on sale of real estate	-	4,181
Interest expense	(13,589)	(12,845)

Income before minority interest and discontinued operations	319	1,964
Minority interest - real estate partnerships	599	116
Income from continuing operations	918	2,080
Discontinued operations:
Loss from discontinued operations	-	(230)
Gain on sale of real estate from discontinued operations	-	4,872
Net income	918	6,722
Dividends on preferred stock	(1,200)	(1,200)
Dividends on convertible preferred stock	-	(119)
Net income (loss) available to common stockholders	$(282)	$5,403

Net income (loss) per common share:
Basic:
Income (loss) from continuing operations	$(0.02)	$0.05
Discontinued operations	-	0.31
Net income (loss)	$(0.02)	$0.36
Diluted:
Income (loss) from continuing operations	$(0.02)	$0.05
Discontinued operations	-	0.31
Net income (loss)	$(0.02)	$0.36

Dividends per common share	$0.65	$0.65

Weighted average shares outstanding:
Basic	15,138	14,895
Diluted	15,138	15,086

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year Ended
	December 31
	2007	2006
	(Unaudited)

Revenues
Income from office and parking properties	$246,677	$210,007
Management company income	1,605	5,329
Total revenues	248,282	215,336

Expenses
Property operating expense	114,312	99,130
Depreciation and amortization	77,574	64,655
Operating expense for other real estate properties	5	5
Management company expenses	1,188	1,141
General and administrative	6,597	4,651
Total expenses	199,676	169,582

Operating income	48,606	45,754

Other income and expenses
Interest and other income	528	40
Equity in earnings of unconsolidated joint ventures	1,008	751
Gain on sale of real estate and other assets	20,307	17,646
Interest expense	(54,099)	(44,632)

Income before minority interest and discontinued operations	16,350	19,559
Minority interest - unit holders	(2)	(1)
Minority interest - real estate partnerships	3,174	485
Income from continuing operations	19,522	20,043
Discontinued operations:
Income from discontinued operations	170	556
Gain on sale of real estate from discontinued operations	-	5,083
Net income	19,692	25,682
Dividends on preferred stock	(4,800)	(4,800)
Dividends on convertible preferred stock	-	(1,773)
Net income available to common stockholders	$14,892	$19,109

Net income per common share:
Basic:
Income from continuing operations	$0.95	$0.95
Discontinued operations	0.01	0.39
Net income	$0.96	$1.34
Diluted:
Income from continuing operations	$0.94	$0.93
Discontinued operations	0.01	0.39
Net income	$0.95	$1.32

Dividends per common share	$2.60	$2.60

Weighted average shares outstanding:
Basic	15,482	14,306
Diluted	15,648	14,487

PARKWAY PROPERTIES, INC.
RECONCILIATION OF FUNDS FROM OPERATIONS AND
FUNDS AVAILABLE FOR DISTRIBUTION TO NET INCOME
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2007 AND 2006
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Net Income	$918	$6,722	$19,692	$25,682

Adjustments to Net Income:
Preferred Dividends	(1,200)	(1,200)	(4,800)	(4,800)
Convertible Preferred Dividends	-	(119)	-	(1,773)
Depreciation and Amortization	19,501	19,790	77,574	64,655
Depreciation and Amortization - Discontinued Operations	-	48	1	582
Minority Interest Depreciation and Amortization	(2,940)	(802)	(10,414)	(2,275)
Adjustments for Unconsolidated Joint Ventures	241	156	732	815
Minority Interest - Unit Holders	-	-	2	1
Gain on Sale of Real Estate	-	(9,053)	(20,260)	(22,848)
Funds From Operations Available to Common Shareholders (1)	$16,520	$15,542	$62,527	$60,039

Funds Available for Distribution
Funds From Operations Available to Common Shareholders	$16,520	$15,542	$62,527	$60,039
Add (Deduct) :
Adjustments for Unconsolidated Joint Ventures	(200)	(104)	(547)	(1,159)
Adjustments for Minority Interest in Real Estate Partnerships	390	98	1,456	431
Straight-line Rents	(1,197)	(1,346)	(3,232)	(5,259)
Straight-line Rents - Discontinued Operations	-	(18)	-	67
Amortization of Above/Below Market Leases	34	411	788	1,582
Amortization of Share Based Compensation	407	279	1,521	863
Capital Expenditures:
Building Improvements	(1,839)	(1,289)	(6,663)	(5,435)
Tenant Improvements - New Leases	(862)	(2,199)	(3,172)	(8,434)
Tenant Improvements - Renewal Leases	(1,081)	(2,889)	(5,446)	(9,386)
Leasing Costs - New Leases	(210)	(566)	(1,094)	(2,292)
Leasing Costs - Renewal Leases	(1,850)	(416)	(3,758)	(2,127)
Funds Available for Distribution (1)	$10,112	$7,503	$42,380	$28,890

Diluted Per Common Share/Unit Information (**)
FFO per share	$1.08	$1.03	$4.00	$4.10
Dividends paid	$0.65	$0.65	$2.60	$2.60
Dividend payout ratio for FFO	60.10%	63.28%	65.07%	63.48%
Weighted average shares/units outstanding	15,274	15,248	15,649	15,092

Other Supplemental Information
Upgrades on Acquisitions	$5,172	$2,414	$26,824	$6,486
Gain (Loss) on Non Depreciable Assets	$-	$-	$47	$(119)

**Information for Diluted Computations:
Convertible Preferred Dividends	$-	$119	$-	$1,773
Basic Common Shares/Units Outstanding	15,139	14,896	15,483	14,307
Convertible Preferred Shares Outstanding	-	161	-	603
Dilutive Effect of Other Share Equivalents	135	191	166	182

(1)    Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition. FFO is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from the sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

There is not a standard definition established for FAD. Therefore, our measure of FAD may not be comparable to FAD reported by other REITs. We define FAD as FFO, excluding the amortization of restricted shares, amortization of above/below market leases and straight line rent adjustments, and reduced by non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs. Adjustments for unconsolidated partnerships and joint ventures are included in the computation of FAD on the same basis.

PARKWAY PROPERTIES, INC.
CALCULATION OF EBITDA AND COVERAGE RATIOS
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2007 AND 2006
(In thousands)

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Net Income	$918	$6,722	$19,692	$25,682

Adjustments to Net Income:
Interest Expense	13,285	12,569	52,527	43,532
Amortization of Financing Costs	304	276	1,202	1,100
Prepayment Expense - Early Extinguishment of Debt	-	-	370	-
Depreciation and Amortization	19,501	19,838	77,575	65,237
Amortization of Share Based Compensation	407	279	1,521	863
Gain on Real Estate and Non Depreciable Assets	-	(9,053)	(20,307)	(22,729)
Tax Expense	(156)	29	(27)	30
EBITDA Adjustments - Unconsolidated Joint Ventures	373	288	1,255	2,203
EBITDA Adjustments - Minority Interest in Real Estate Partnerships	(4,690)	(1,257)	(16,709)	(3,803)
EBITDA (1)	$29,942	$29,691	$117,099	$112,115

Interest Coverage Ratio:
EBITDA	$29,942	$29,691	$117,099	$112,115

Interest Expense:
Interest Expense	$13,285	$12,569	$52,527	$43,532
Capitalized Interest	127	-	242	-
Interest Expense - Unconsolidated Joint Ventures	130	129	513	1,015
Interest Expense - Minority Interest in Real Estate Partnerships	(1,705)	(440)	(6,133)	(1,479)
Total Interest Expense	$11,837	$12,258	$47,149	$43,068

Interest Coverage Ratio	2.53	2.42	2.48	2.60

Fixed Charge Coverage Ratio:
EBITDA	$29,942	$29,691	$117,099	$112,115

Fixed Charges:
Interest Expense	$11,837	$12,258	$47,149	$43,068
Preferred Dividends	1,200	1,319	4,800	6,573
Principal Payments (Excluding Early Extinguishment of Debt)	3,810	4,039	15,580	15,366
Principal Payments - Unconsolidated Joint Ventures	13	12	50	45
Principal Payments - Minority Interest in Real Estate Partnerships	(84)	(46)	(313)	(222)
Total Fixed Charges	$16,776	$17,582	$67,266	$64,830

Fixed Charge Coverage Ratio	1.78	1.69	1.74	1.73

Modified Fixed Charge Coverage Ratio:
EBITDA	$29,942	$29,691	$117,099	$112,115

Modified Fixed Charges:
Interest Expense	$11,837	$12,258	$47,149	$43,068
Preferred Dividends	1,200	1,319	4,800	6,573
Total Modified Fixed Charges	$13,037	$13,577	$51,949	$49,641

Modified Fixed Charge Coverage Ratio	2.30	2.19	2.25	2.26

The following table reconciles EBITDA to cash flows provided by operating activities:

EBITDA	$29,942	$29,691	$117,099	$112,115
Amortization of Above Market Leases	34	411	788	1,582
Amortization of Mortgage Loan Discount	(71)	-	(71)	-
Operating Distributions from Unconsolidated Joint Ventures	134	184	1,036	1,334
Interest Expense	(13,285)	(12,569)	(52,527)	(43,532)
Prepayment Expense - Early Extinguishment of Debt	-	-	(370)	-
Tax Expense	156	(29)	27	(30)
Increase in Deferred Leasing Costs	(2,638)	(1,621)	(7,080)	(5,937)
Increase in Receivables and Other Assets	1,624	(7,037)	(5,736)	(25,465)
Increase (Decrease) in Accounts Payable and Other Liabilities	2,742	(3,431)	11,491	7,118
Adjustments for Minority Interests	4,091	1,141	13,537	3,319
Adjustments for Unconsolidated Joint Ventures	(599)	(514)	(2,263)	(2,954)
Cash Flows Provided by Operating Activities	$22,130	$6,226	$75,931	$47,550

(1) Parkway defines EBITDA, a non-GAAP financial measure, as net income before interest expense, income taxes, depreciation, amortization, losses on early extinguishment of debt and other gains and losses. EBITDA, as calculated by us, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do. EBITDA does not represent cash generated from operating activities in accordance with generally accepted accounting principles, and should not be considered an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

PARKWAY PROPERTIES, INC.
NET OPERATING INCOME FROM OFFICE AND PARKING PROPERTIES
THREE MONTHS ENDED DECEMBER 31, 2007 AND 2006
(In thousands, except number of properties data)

					Average
			Net Operating Income		Occupancy
	Number of	Percentage
	Properties	of Portfolio (1)	2007	2006	2007	2006

Same store properties (2):
Wholly owned	48	82.00%	$28,165	$27,806	92.0%	91.4%
Parkway Properties Office Fund LP	4	2.82%	968	1,184	93.8%	94.0%
Other consolidated joint venture	1	1.83%	629	586	87.6%	87.6%
Total same store properties	53	86.65%	29,762	29,576	92.0%	91.4%
2006 acquisitions	5	10.76%	3,695	332	92.9%	88.8%
2007 acquisitions	2	2.65%	912	-	92.5%	N/A
Office property development	-	-0.03%	(10)	-	N/A	N/A
Assets sold	-	-0.03%	(11)	1,520	N/A	N/A
Net operating income from
office and parking properties	60	100.00%	$34,348	$31,428

(1) Percentage of portfolio based on 2007 net operating income.

(2) Parkway defines Same Store Properties as those properties that were owned for the entire three-month periods ended December 31, 2007 and 2006 and excludes properties classified as discontinued operations. Same Store net operating income ("SSNOI") includes income from real estate operations less property operating expenses (before interest and depreciation and amortization) for Same Store Properties. SSNOI as computed by Parkway may not be comparable to SSNOI reported by other REITs that do not define the measure exactly as we do. SSNOI is a supplemental industry reporting measurement used to evaluate the performance of the Company's investments in real estate assets. The following table is a reconciliation of net income to SSNOI:

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006

Net income	$918	$6,722	$19,692	$25,682
Add (deduct):
Interest expense	13,589	12,845	54,099	44,632
Depreciation and amortization	19,501	19,790	77,574	64,655
Operating expense for other real estate properties	1	1	5	5
Management company expenses	301	243	1,188	1,141
General and administrative expenses	1,492	1,246	6,597	4,651
Equity in earnings of unconsolidated joint ventures	(226)	(227)	(1,008)	(751)
Gain on sale of real estate and other assets	-	(4,181)	(20,307)	(17,646)
Minority interest - unit holders	-	-	2	1
Minority interest - real estate partnerships	(599)	(116)	(3,174)	(485)
Income (loss) from discontinued operations	-	230	(170)	(556)
Gain on sale of real estate from discontinued operations	-	(4,872)	-	(5,083)
Management company income	(409)	(247)	(1,605)	(5,329)
Interest and other income	(220)	(6)	(528)	(40)
Net operating income from office and parking properties	34,348	31,428	132,365	110,877
Less: Net operating income from non same store properties	(4,586)	(1,852)	(25,219)	(7,858)
Same store net operating income	$29,762	$29,576	$107,146	$103,019